Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-22745, 333-42930, 333-117512, and 333-201308 on Form S-8, 333-23547 on Form S-4, and 333-223557 on Form S-3 of our reports dated February 13, 2019, relating to the consolidated financial statements of Diamond Offshore Drilling, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 13, 2019